Exhibit 2.2

CERTIFICATE OF MERGER

OF

GO SOLAR USA, INC.
a Wyoming Corporation

WITH AND INTO

FRESCA WORDLWIDE TRADING CORPORATION
a Nevada Corporation

Pursuant to Nevada Corporate Law, the undersigned corporations executed the following Certificate of Merger.

FIRST:	The name of the surviving corporation is Fresca Worldwide Trading Corporation, and the name of the corporation being merged into this surviving corporation is Go Solar USA, Inc.

SECOND:	The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD:	The name of the surviving corporation is Go Solar USA, Inc., a Nevada Corporation.

FOURTH:	That the Articles of Incorporation for Go Solar USA, Inc., a Nevada Corporation, shall be the Articles of Incorporation of the surviving entity.

FIFTH:	The merger is to become effective upon filing the Articles of Merger with the Secretary of State of Nevada.

SIXTH:	The Agreement of Merger is on file at 201 St. Charles Avenue, Suite 2500, New Orleans, LA 70170.

SEVENTH:	A copy of the Agreement of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the 10th day of February, 2010.

FRESCA WORLDWIDE TRADING CORPORATION

By:	/s/Margaret Burton
Name: Margaret Burton, CEO

GO SOLAR USA, INC.

By:	/s/J. David Brotherton
Name: J. David Brotherton, CEO